Exhibit 99

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2004

Index to Supplement

ARCH CAPITAL GROUP LTD. REPORTS 2004 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 29, 2004 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2004 second quarter was $104.3 million, or $1.42 per share, compared to $61.8 million, or $0.91 per share, for the 2003 second quarter, and $191.7 million, or $2.69 per share, for the six months ended June 30, 2004, compared to $114.3 million, or $1.70 per share, for the six months ended June 30, 2003. The Company’s diluted book value per share increased by 11.0% to $28.33 at June 30, 2004 from $25.52 at December 31, 2003 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross premiums written increased by 20.8% to $816.3 million for the 2004 second quarter from $676.0 million for the 2003 second quarter, and increased by 18.9% to $1.83 billion for the six months ended June 30, 2004 from $1.54 billion for the six months ended June 30, 2003. The Company’s combined ratio was 87.8% for the 2004 second quarter, compared to 90.7% for the 2003 second quarter, and 88.4% for the six months ended June 30, 2004, compared to 90.7% for the six months ended June 30, 2003. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $106.9 million, or $1.45 per share, for the 2004 second quarter, compared to $59.2 million, or $0.87 per share, for the 2003 second quarter, and $193.7 million, or $2.72 per share, for the six months ended June 30, 2004, compared to $108.4 million, or $1.61 per share, for the six months ended June 30, 2003. The Company’s after-tax operating income represented a 21.1% return on average equity for the 2004 second quarter, compared to 15.6% for the 2003 second quarter, and 20.7% for the six months ended June 30, 2004, compared to 14.6% for the six months ended June 30, 2003. Operating income, a non-GAAP measure, is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2004	2003	2004	2003

Gross premiums written	$816,323	$676,005	$1,826,111	$1,536,105
Net premiums written	677,646	560,002	1,561,234	1,336,865
Net premiums earned	723,399	508,856	1,431,225	913,307
Underwriting income	88,671	49,201	165,730	89,304

Combined ratio	87.8%	90.7%	88.4%	90.7%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
(U.S. dollars in thousands, except per share data)	June 30,		June 30,
	2004	2003	2004	2003

Operating income	$106,875	$59,242	$193,685	$108,420
Net realized (losses) gains	(2,333)	3,515	5,365	8,861
Net foreign exchange gains (losses)	5,102	1,761	(217)	2,811
Other (loss) income	(2,850)	381	(2,173)	1,352
Non-cash compensation	(2,512)	(3,115)	(4,923)	(7,174)
Net income	$104,282	$61,784	$191,737	$114,270

Diluted per share results:
Operating income	$1.45	$0.87	$2.72	$1.61
Net realized (losses) gains	(0.03)	0.05	0.07	0.13
Net foreign exchange gains (losses)	0.07	0.03	0.00	0.04
Other (loss) income	(0.04)	0.01	(0.03)	0.02
Non-cash compensation	(0.03)	(0.05)	(0.07)	(0.10)
Net income	$1.42	$0.91	$2.69	$1.70

Diluted average shares outstanding	73,500,041	67,728,798	71,336,798	67,381,859

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 60.4% and an underwriting expense ratio of 27.4% for the 2004 second quarter, compared to a loss ratio of 65.1% and an underwriting expense ratio of 25.6% for the 2003 second quarter.  The combined ratio of the Company’s insurance and reinsurance subsidiaries for the six months ended June 30, 2004 consisted of a loss ratio of 60.5% and an underwriting expense ratio of 27.9%, compared to a loss ratio of 65.1% and an underwriting expense ratio of 25.6% for the six months ended June 30, 2003.  The loss ratio of 60.5% for the six months ended June 30, 2004 was comprised of 15.1 points of paid losses, 8.3 points related to reserves for reported losses and 37.1 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through June 30, 2004.

For a discussion of underwriting activities and a review of the Company’s results by operating division, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2004 second quarter was $446.4 million, compared to $367.4 million for the 2003 second quarter, and $843.4 million for the six months ended June 30, 2004, compared to $667.9 million for the six months ended June 30, 2003. The significant increase in cash flow was primarily due to the substantial growth in premiums written and collected and a low level of claim payments.

Net investment income for the 2004 second quarter was $32.8 million, compared to $19.8 million for the 2003 second quarter, and $57.4 million for the six months ended June 30, 2004, compared to $38.2 million for the six months ended June 30, 2003. The growth in net investment income in the 2004 periods was due to a significant increase in the Company’s invested assets, primarily resulting from cash flow provided by operating activities and the Company’s capital raising activities during the first half of 2004. The Company’s investment portfolio mainly consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA+” and an average duration of 3.6 years at June 30, 2004, up from 2.3 years at March 31, 2004. During the 2004 second quarter, in connection with the Company’s offering of $300 million of senior notes described below, the Company purchased a comparable amount of U.S. treasury bonds with the same effective duration as the senior notes. This purchase had the effect of increasing the duration of the Company’s fixed income portfolio by 0.6 years. The balance of the increase in duration was effected as part of the Company’s decision to increase the target duration of its fixed income portfolio to 3.6 years, excluding the bonds purchased in connection with the offering of senior notes.

In May 2004, the Company completed a public offering of $300 million principal amount of 7.35% senior notes due May 1, 2034 and received net proceeds of approximately $296 million. The Company used $200 million of the net proceeds to repay all amounts outstanding under its existing credit facility and the remainder of the net proceeds were used to support the underwriting activities of the Company’s insurance and reinsurance subsidiaries and for other general corporate purposes. Interest expense was $4.6 million for the 2004 second quarter and $6.0 million for the six months ended June 30, 2004 in connection with our revolving credit facility borrowings outstanding until May 2004 and our senior notes outstanding beginning in May 2004.

The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The effective tax rate on income before income taxes was 4.3% for the 2004 second quarter, compared to 9.6% for the 2003 second quarter, and 7.6% for the six months ended June 30, 2004, compared to 11.2% for the six months ended June 30, 2003. The effective tax rate on pre-tax operating income was 5.4% for the 2004 second quarter, compared to 9.7% for the 2003 second quarter, and 7.5% for the six months ended June 30, 2004, compared to 11.0% for the six months ended June 30, 2003. The reduction in the effective tax rates in the 2004 periods resulted from a change in the relative mix of income reported by jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income for 2004 will be in the range of 5% to 8%.

Included in other (loss) income for the 2004 second quarter is an after-tax charge of $2.9 million resulting from a write down of the carrying value of Hales & Company Inc., the Company’s merchant banking subsidiary. During the 2004 second quarter, the Company entered into negotiations to sell Hales and currently anticipates that such transaction will close in the 2004 third quarter.

Non-cash compensation expense for the 2004 second quarter was $2.8 million, compared to $3.5 million for the 2003 second quarter, and $5.4 million for the six months ended June 30, 2004, compared to $7.8 million for the six months ended June 30, 2003. Absent significant additional restricted share grants, non-cash compensation expense is currently expected to be approximately $2.4 million and $1.5 million during the remaining two quarters of 2004, respectively.

Net foreign exchange gains for the 2004 second quarter of $5,503,000 consisted of net unrealized gains of $5,959,000 and net realized losses of $456,000, and net foreign exchange gains for the 2003 second quarter of $1,761,000 consisted of net unrealized gains of $1,052,000 and net realized gains of $709,000. Net foreign exchange gains for the six months ended June 30, 2004 of $184,000 consisted of net unrealized gains of

$449,000 and net realized losses of $265,000, and net foreign exchange gains for the six months ended June 30, 2003 of $2,811,000 consisted of net unrealized gains of $1,647,000 and net realized gains of $1,164,000.

Diluted weighted average shares outstanding, which is used in the calculation of operating income and net income per share, increased by 5.8 million shares, or 8.5%, from the 2003 second quarter to the 2004 second quarter. Most of the increase in diluted weighted average shares outstanding was due to the full weighting of 4.7 million shares issued in our March 2004 stock offering. Also contributing were increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding fluctuates as the market price of the Company’s common shares changes. In addition, part of the increase resulted from the exercise of stock options during 2003 and 2004 and the vesting of restricted shares.

On July 2, 2004, the Company filed a universal shelf registration statement with the Securities and Exchange Commission. This registration statement replaces the Company’s $12.5 million unused portion of the previous shelf registration statement and will allow for the possible future offer and sale by the Company of up to $650 million of various types of securities, including unsecured debt securities, preference shares, common shares, warrants, share purchase contracts and units and depositary shares. The shelf registration statement, once declared effective, will enable the Company to cost effectively and efficiently access public debt and/or equity capital markets in order to meet the Company’s future capital needs. The registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission but is not yet effective. Securities described in the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

At June 30, 2004, the Company’s capital of $2.34 billion consisted of senior notes of $300.0 million, representing 12.8% of the total, and shareholders’ equity of $2.04 billion, representing 87.2% of the total. The increase in the Company’s capital during 2004 of $426.8 million was primarily attributable to the effects of net income for the six months ended June 30, 2004, net proceeds from the stock offering in March 2004 and the offering of senior notes in May 2004, partially offset by a decline of $54.0 million in the fair value of the Company’s investment portfolio, reflecting changes in the interest rate environment during the 2004 second quarter.

The Company also announced that it has entered into a definitive agreement to sell its non-standard automobile insurance operations. During specified periods following closing, the Company will continue to provide substantial reinsurance to the subsidiaries transferred in the sale. The transaction is subject to obtaining applicable regulatory approvals and other customary closing conditions and is not expected to result in a material realized gain or loss for the Company.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on July 30, 2004. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on July 30 through midnight Eastern Time on August 30, 2004. A telephone replay of the conference call also will be available beginning on July 30 at 12:00 p.m. Eastern Time until August 6 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 74490934), and international callers should dial 617-801-6888 (passcode 74490934).

Arch Capital Group Ltd., a Bermuda-based company with over $2.3 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to the Company through June 30, 2004;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income. Other income or loss is generated by certain of the Company’s privately held securities which are accounted for under the equity method of accounting and, for the 2004 second quarter, the one-time write down of the carrying value of Hales, as described above. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excludes other income from the calculation of operating income. With respect to non-cash compensation, since these charges, in large part, relate to the Company’s capital raising activities during 2001 and the new underwriting initiative, the Company has excluded such charges from operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies who follow the Company and the insurance industry as a whole exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Net premiums written	$677,646	$560,002	$1,561,234	$1,336,865
Decrease (increase) in unearned premiums	45,753	(51,146)	(130,009)	(423,558)
Net premiums earned	723,399	508,856	1,431,225	913,307
Net investment income	32,811	19,772	57,384	38,210
Net realized (losses) gains	(2,321)	3,889	6,580	10,088
Fee income	4,304	4,934	8,298	10,610
Other (loss) income	(4,385)	587	(3,343)	1,726
Total revenues	753,808	538,038	1,500,144	973,941

Expenses
Losses and loss adjustment expenses	436,895	331,333	866,509	594,461
Acquisition expenses	136,889	95,620	289,745	173,772
Other operating expenses	69,155	40,995	125,248	72,075
Interest expense	4,642	—	6,016	—
Net foreign exchange gains	(5,503)	(1,761)	(184)	(2,811)
Non-cash compensation	2,756	3,498	5,394	7,762
Total expenses	644,834	469,685	1,292,728	845,259

Income Before Income Taxes	108,974	68,353	207,416	128,682

Income tax expense	4,692	6,569	15,679	14,412

Net Income	$104,282	$61,784	$191,737	$114,270

Net Income Per Share Data
Basic	$3.26	$2.36	$6.47	$4.38
Diluted	$1.42	$0.91	$2.69	$1.70

Weighted Average Shares Outstanding
Basic	32,023,865	26,185,445	29,650,932	26,101,843
Diluted	73,500,041	67,728,798	71,336,798	67,381,859

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2004	2003
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2004, $4,486,543; 2003, $3,363,193)	$4,461,137	$3,398,424
Short-term investments available for sale, at fair value (amortized cost: 2004, $84,031; 2003, $228,616)	84,031	229,348
Privately held securities (cost: 2004, $18,848; 2003, $27,632)	24,229	32,476
Total investments	4,569,397	3,660,248

Cash	188,121	56,899
Accrued investment income	42,219	30,316
Premiums receivable	602,862	477,032
Funds held by reinsureds	206,796	211,944
Unpaid losses and loss adjustment expenses recoverable	506,715	409,451
Paid losses and loss adjustment expenses recoverable	23,183	18,549
Prepaid reinsurance premiums	232,329	236,061
Goodwill and intangible assets	31,423	35,882
Deferred income tax assets, net	53,875	33,979
Deferred acquisition costs, net	302,069	275,696
Other assets	157,144	139,264
Total Assets	$6,916,133	$5,585,321

Liabilities
Reserve for losses and loss adjustment expenses	$2,702,358	$1,951,967
Unearned premiums	1,529,275	1,402,998
Reinsurance balances payable	104,382	117,916
Senior notes	300,000	—
Revolving credit agreement borrowings	—	200,000
Deposit accounting liabilities	41,495	25,762
Other liabilities	201,119	175,949
Total Liabilities	4,878,629	3,874,592

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2004, 38,364,972; 2003, 38,844,665)	384	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2004, 33,548,012; 2003, 28,200,372)	335	282
Additional paid-in capital	1,548,442	1,361,267
Deferred compensation under share award plan	(11,792)	(15,004)
Retained earnings	519,700	327,963
Accumulated other comprehensive (loss) income, net of deferred income tax	(19,565)	35,833
Total Shareholders’ Equity	2,037,504	1,710,729
Total Liabilities and Shareholders’ Equity	$6,916,133	$5,585,321

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2004	2003
Preference Shares
Balance at beginning of year	$388	$388
Converted to common shares	(4)	—
Balance at end of period	384	388

Common Shares
Balance at beginning of year	282	277
Common shares issued	49	3
Converted from preference shares	4	—
Balance at end of period	335	280

Additional Paid-in Capital
Balance at beginning of year	1,361,267	1,347,165
Common shares issued	184,437	3,585
Exercise of stock options	3,592	4,887
Common shares retired	(2,708)	(645)
Other	1,854	1,022
Balance at end of period	1,548,442	1,356,014

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(15,004)	(25,290)
Restricted common shares issued	(2,142)	(2,686)
Deferred compensation expense recognized	5,354	7,655
Balance at end of period	(11,792)	(20,321)

Retained Earnings
Balance at beginning of year	327,963	47,372
Net income	191,737	114,270
Balance at end of period	519,700	161,642

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	35,833	41,332
Change in unrealized (decline) appreciation in value of investments, net of deferred income tax	(53,958)	27,007
Foreign currency translation adjustments	(1,440)	—
Balance at end of period	(19,565)	68,339

Total Shareholders’ Equity	$2,037,504	$1,566,342

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,

	2004	2003
Comprehensive Income
Net income	$191,737	$114,270
Other comprehensive (loss) income, net of deferred income tax
Unrealized (decline) appreciation in value of investments:
Unrealized holding (losses) gains arising during period	(50,987)	35,868
Reclassification of net realized gains, net of income taxes, included in net income	(2,971)	(8,861)
Foreign currency translation adjustments	(1,440)	—
Comprehensive Income	$136,339	$141,277

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,

	2004	2003
Operating Activities
Net income	$191,737	$114,270
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains	(5,630)	(10,088)
Other loss (income)	3,343	(1,726)
Provision for non-cash compensation	5,394	7,762
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	653,127	497,825
Unearned premiums, net of prepaid reinsurance premiums	130,009	423,558
Premiums receivable	(125,830)	(217,145)
Deferred acquisition costs, net	(26,373)	(91,340)
Funds held by reinsureds	5,148	(57,687)
Reinsurance balances payable	(13,534)	(7,600)
Accrued investment income	(11,903)	(8,411)
Paid losses and loss adjustment expenses recoverable	(4,634)	(4,039)
Deferred income tax asset	(13,213)	27
Deposit accounting liabilities	15,733	8,780
Other liabilities	24,360	12,010
Other items, net	15,671	1,657
Net Cash Provided By Operating Activities	843,405	667,853

Investing Activities
Purchases of fixed maturity investments	(3,413,832)	(1,602,839)
Sales of fixed maturity investments	2,277,089	683,660
Sales of equity securities	11,043	7,019
Net sales of short-term investments	148,182	235,943
Acquisitions, net of cash	—	(11,774)
Purchases of furniture, equipment and other	(10,878)	(12,802)
Net Cash Used For Investing Activities	(988,396)	(700,793)

Financing Activities
Proceeds from common shares issued	182,090	3,882
Proceeds from issuance of senior notes	296,442	—
Repayment of revolving credit agreement borrowings	(200,000)	—
Repurchase of common shares	(879)	(646)
Net Cash Provided By Financing Activities	277,653	3,236

Effects of exchange rate changes on foreign currency cash	(1,440)	—

Increase (decrease) in cash	131,222	(29,704)
Cash beginning of year	56,899	91,717
Cash end of period	$188,121	$62,013

Income taxes paid, net	$22,663	$22,213
Interest paid	$1,861	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield, average duration and average credit quality.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Investment income yield (at amortized cost)
Pre-tax	2.9%	3.3%	2.7%	3.4%
After-tax	2.7%	2.9%	2.5%	3.0%

	(Unaudited)
	June 30,	December 31,
	2004	2003
Fixed maturities and short-term investments
Average duration (in years)	3.6	2.0
Average credit quality (Standard & Poors)	AA+	AA+
Average yield to maturity at market value	3.6%	2.1%

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003
Annualized operating return on average equity (1)	21.1%	15.6%	20.7%	14.6%

(1)   Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment, or division, consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include casualty, casualty clash, marine and aviation, non-traditional, other specialty, property catastrophe, and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment, or division, consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis. The insurance segment consists of eight product lines, including casualty, construction and surety, executive assurance, healthcare, professional liability, programs, property, marine and aviation, and other (primarily non-standard auto, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Three Months Ended June 30, 2004

(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$382,987	$465,516	$816,323
Net premiums written	364,271	313,375	677,646

Net premiums earned	$378,874	$344,525	$723,399
Policy-related fee income	—	3,608	3,608
Other underwriting-related fee income	56	296	352
Losses and loss adjustment expenses	(218,479)	(218,416)	(436,895)
Acquisition expenses, net	(98,265)	(38,624)	(136,889)
Other operating expenses	(10,380)	(54,524)	(64,904)
Underwriting income	$51,806	$36,865	88,671

Net investment income			32,811
Net realized losses			(2,321)
Other fee income, net of related expenses			344
Other (loss) income			(4,385)
Other expenses			(4,251)
Interest expense			(4,642)
Net foreign exchange gains			5,503
Non-cash compensation			(2,756)
Income before income taxes			108,974
Income tax expense			(4,692)

Net income			$104,282

Underwriting Ratios
Loss ratio	57.7%	63.4%	60.4%
Acquisition expense ratio (2)	25.9%	10.2%	18.4%
Other operating expense ratio	2.7%	15.8%	9.0%
Combined ratio	86.3%	89.4%	87.8%

(1)   Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Three Months Ended June 30, 2003

(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$337,038	$379,607	$676,005
Net premiums written	323,520	236,482	560,002

Net premiums earned	$317,504	$191,352	$508,856
Policy-related fee income	—	3,562	3,562
Other underwriting-related fee income	1,801	—	1,801
Losses and loss adjustment expenses	(203,797)	(127,536)	(331,333)
Acquisition expenses, net	(73,702)	(21,918)	(95,620)
Other operating expenses	(7,663)	(30,402)	(38,065)
Underwriting income	$34,143	$15,058	49,201

Net investment income			19,772
Net realized gains			3,889
Other fee income, net of related expenses			(429)
Other income			587
Other expenses			(2,930)
Net foreign exchange gains			1,761
Non-cash compensation			(3,498)
Income before income taxes			68,353
Income tax expense			(6,569)

Net income			$61,784

Underwriting Ratios
Loss ratio	64.2%	66.6%	65.1%
Acquisition expense ratio (2)	23.2%	9.6%	18.1%
Other operating expense ratio	2.4%	15.9%	7.5%
Combined ratio	89.8%	92.1%	90.7%

(1)   Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Six Months Ended June 30, 2004

(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$948,726	$947,085	$1,826,111
Net premiums written (1)	915,159	646,075	1,561,234

Net premiums earned	$761,924	$669,301	$1,431,225
Policy-related fee income	—	7,393	7,393
Other underwriting-related fee income	376	424	800
Losses and loss adjustment expenses	(438,296)	(428,213)	(866,509)
Acquisition expenses, net	(205,393)	(84,352)	(289,745)
Other operating expenses	(19,651)	(97,783)	(117,434)
Underwriting income	$98,960	$66,770	165,730

Net investment income			57,384
Net realized gains			6,580
Other fee income, net of related expenses			105
Other (loss) income			(3,343)
Other expenses			(7,814)
Interest expense			(6,016)
Net foreign exchange gains			184)
Non-cash compensation			(5,394)
Income before income taxes			207,416)
Income tax expense			(15,679)

Net income			$191,737

Underwriting Ratios
Loss ratio	57.5%	64.0%	60.5%
Acquisition expense ratio (2)	27.0%	11.5%	19.7%
Other operating expense ratio	2.6%	14.6%	8.2%
Combined ratio	87.1%	90.1%	88.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Six Months Ended June 30, 2003
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$899,699	$724,913	$1,536,105
Net premiums written (1)	870,956	465,909	1,336,865

Net premiums earned	$583,451	$329,856	$913,307
Policy-related fee income	—	6,775	6,775
Other underwriting-related fee income	3,728	—	3,728
Losses and loss adjustment expenses	(367,712)	(226,749)	(594,461)
Acquisition expenses, net	(138,368)	(35,404)	(173,772)
Other operating expenses	(13,782)	(52,491)	(66,273)
Underwriting income	$67,317	$21,987	89,304

Net investment income			38,210
Net realized gains			10,088
Other fee income, net of related expenses			107
Other income			1,726
Other expenses			(5,802)
Net foreign exchange gains			2,811
Non-cash compensation			(7,762)
Income before income taxes			128,682
Income tax expense			(14,412)

Net income			$114,270

Underwriting Ratios
Loss ratio	63.0%	68.7%	65.1%
Acquisition expense ratio (2)	23.7%	8.7%	18.3%
Other operating expense ratio	2.4%	15.9%	7.3%
Combined ratio	89.1%	93.3%	90.7%

(1)   Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	June 30,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$223,626	61.4%	$141,864	43.9%
Property excluding property catastrophe	65,987	18.1%	69,248	21.4%
Other specialty	42,234	11.6%	67,926	21.0%
Property catastrophe	13,019	3.6%	23,337	7.2%
Marine and aviation	12,067	3.3%	14,349	4.4%
Non-traditional	5,751	1.6%	3,948	1.2%
Casualty clash	1,587	0.4%	2,848	0.9%
Total	$364,271	100.0%	$323,520	100.0%

Net premiums earned
Casualty	$189,777	50.1%	$112,101	35.3%
Other specialty	73,800	19.5%	62,916	19.8%
Property excluding property catastrophe	56,878	15.0%	70,684	22.3%
Property catastrophe	23,397	6.2%	29,634	9.3%
Marine and aviation	21,682	5.7%	21,689	6.8%
Non-traditional	10,743	2.8%	16,423	5.2%
Casualty clash	2,597	0.7%	4,057	1.3%
Total	$378,874	100.0%	$317,504	100.0%

Net premiums written
Pro rata	$287,312	78.9%	$245,381	75.8%
Excess of loss	76,959	21.1%	78,139	24.2%
Total	$364,271	100.0%	$323,520	100.0%

Net premiums earned
Pro rata	$279,940	73.9%	$209,894	66.1%
Excess of loss	98,934	26.1%	107,610	33.9%
Total	$378,874	100.0%	$317,504	100.0%

Net premiums written by client location
North America	$239,841	65.9%	$206,364	63.8%
Europe	78,079	21.4%	79,308	24.5%
Bermuda	26,282	7.2%	13,973	4.3%
Asia and Pacific	12,419	3.4%	17,802	5.5%
Other	7,650	2.1%	6,073	1.9%
Total	$364,271	100.0%	$323,520	100.0%

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Six Months Ended
	June 30,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$452,177	49.4%	$305,824	35.1%
Property excluding property catastrophe	174,576	19.1%	181,848	20.9%
Other specialty	148,531	16.2%	203,941	23.4%
Property catastrophe	71,223	7.8%	72,110	8.3%
Marine and aviation	42,710	4.7%	45,770	5.3%
Non-traditional	17,479	1.9%	51,583	5.9%
Casualty clash	8,463	0.9%	9,880	1.1%
Total	$915,159	100.0%	$870,956	100.0%

Net premiums earned
Casualty	$342,353	44.9%	$190,608	32.7%
Other specialty	159,915	21.0%	120,588	20.6%
Property excluding property catastrophe	141,675	18.6%	131,751	22.6%
Property catastrophe	50,610	6.6%	57,245	9.8%
Marine and aviation	42,464	5.6%	37,271	6.4%
Non-traditional	19,522	2.6%	38,451	6.6%
Casualty clash	5,385	0.7%	7,537	1.3%
Total	$761,924	100.0%	$583,451	100.0%

Net premiums written
Pro rata	$611,418	66.8%	$557,539	64.0%
Excess of loss	303,741	33.2%	313,417	36.0%
Total	$915,159	100.0%	$870,956	100.0%

Net premiums earned
Pro rata	$564,222	74.1%	$379,208	65.0%
Excess of loss	197,702	25.9%	204,243	35.0%
Total	$761,924	100.0%	$583,451	100.0%

Net premiums written by client location
North America	$580,739	63.5%	$551,428	63.3%
Europe	236,681	25.9%	230,664	26.5%
Bermuda	63,407	6.9%	48,297	5.5%
Asia and Pacific	17,871	1.9%	22,523	2.6%
Other	16,461	1.8%	18,044	2.1%
Total	$915,159	100.0%	$870,956	100.0%

The following table sets forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	June 30,
	2004		2003
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Programs	$92,197	29.4%	$76,949	32.5%
Casualty	52,712	16.8%	50,992	21.5%
Property, marine and aviation	35,792	11.4%	20,503	8.7%
Professional liability	34,329	11.0%	28,845	12.2%
Executive assurance	30,533	9.7%	20,502	8.7%
Construction and surety	27,745	8.9%	22,504	9.5%
Healthcare	10,367	3.3%	(1,463)	(0.6% )
Other	29,700	9.5%	17,650	7.5%
Total	$313,375	100.0%	$236,482	100.0%

Net premiums earned
Programs	$102,496	29.8%	$61,328	32.1%
Casualty	57,560	16.7%	36,756	19.2%
Construction and surety	41,260	12.0%	15,901	8.3%
Professional liability	37,630	10.9%	14,752	7.7%
Property, marine and aviation	33,643	9.8%	17,124	8.9%
Executive assurance	31,373	9.1%	18,855	9.9%
Healthcare	12,149	3.5%	7,084	3.7%
Other	28,414	8.2%	19,552	10.2%
Total	$344,525	100.0%	$191,352	100.0%

Net premiums written by client location
North America	$303,075	96.7%	$232,743	98.4%
Other	10,300	3.3%	3,739	1.6%
Total	$313,375	100.0%	$236,482	100.0%

The following table sets forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Six Months Ended June 30,

INSURANCE SEGMENT	2004		2003
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Programs	$181,977	28.2%	$147,576	31.7%
Casualty	116,259	18.0%	100,327	21.5%
Professional liability	80,051	12.4%	48,688	10.4%
Construction and surety	65,988	10.2%	42,214	9.1%
Property, marine and aviation	65,523	10.1%	34,741	7.5%
Executive assurance	58,016	9.0%	45,766	9.8%
Healthcare	23,793	3.7%	14,801	3.2%
Other	54,468	8.4%	31,796	6.8%
Total	$646,075	100.0%	$465,909	100.0%

Net premiums earned
Programs	$190,567	28.6%	$101,160	30.7%
Casualty	112,340	16.8%	62,011	18.8%
Construction and surety	91,172	13.6%	25,730	7.8%
Professional liability	72,416	10.8%	23,127	7.0%
Property, marine and aviation	68,355	10.2%	29,619	9.0%
Executive assurance	62,411	9.3%	35,129	10.6%
Healthcare	23,666	3.5%	15,897	4.8%
Other	48,374	7.2%	37,183	11.3%
Total	$669,301	100.0%	$329,856	100.0%

Net premiums written by client location
North America	$627,910	97.2%	$461,071	99.0%
Other	18,165	2.8%	4,838	1.0%
Total	$646,075	100.0%	$465,909	100.0%

Discussion of 2004 Second Quarter Performance

The reinsurance division’s underwriting income increased to $51.8 million for the 2004 second quarter, compared to $34.1 million for the 2003 second quarter. The increase in underwriting income was primarily due to an improvement in the reinsurance division’s combined ratio and a higher level of net premiums earned. The combined ratio for the reinsurance division was 86.3% for the 2004 second quarter, compared to 89.8% for the 2003 second quarter.

Gross premiums written for the reinsurance division increased by 13.6% to $383.0 million for the 2004 second quarter, compared to $337.0 million for the 2003 second quarter, primarily due to increases in casualty and U.S. regional property business. A significant portion of the growth in premiums written was attributable to an increase in estimated premiums on business originally recorded in prior periods. Net premiums earned for the reinsurance division increased to $378.9 million for the 2004 second quarter, compared to $317.5 million for the 2003 second quarter, reflecting an increased contribution from casualty business. Net premiums earned reflect period to period changes in net premiums written, including the mix and type of business.

The reinsurance division’s loss ratio was 57.7% for the 2004 second quarter, compared to 64.2% for the 2003 second quarter. The loss ratio for the 2004 second quarter benefited from estimated net favorable development in prior year reserves of $16.9 million, or a 4.5 point reduction in the loss ratio. Both the frequency and the severity of reported losses have been less than the levels anticipated for property and other short-tail business at December 31, 2003, which, in turn, led to a decrease in the reinsurance division’s expected loss ratio during the 2004 second quarter. In addition, primarily as a result of the commutation of certain treaties, the reinsurance division experienced favorable development in its non-traditional business of approximately $9.5 million, or a 2.5 point reduction in the loss ratio. Such development was substantially offset by additional profit commissions payable as a result of the commutations that increased acquisition expenses by $7.8 million, or 2.0 points of the acquisition expense ratio. As a result, the net effect was an increase of $1.7 million in underwriting income in the 2004 second quarter, or a 0.5 point decrease in the reinsurance division’s combined ratio. In addition, in its reserving process in 2002 and 2003, the reinsurance division recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors primarily related to the start up nature of its operations. Due to the availability of additional data, and based on reserve analyses, the reinsurance division determined that it was no longer necessary to continue to include such factors in the reserving process. This resulted in a decline of 1.9 points in the loss ratio from the 2003 second quarter to the 2004 second quarter. The remainder of the change in the loss ratio compared to the 2003 second quarter resulted from changes in the mix of business earned.

The reinsurance division’s acquisition expense ratio for the 2004 second quarter was 25.9%, compared to 23.2% for the 2003 second quarter. The increase was primarily due to additional profit commissions recorded in the reinsurance division’s non-traditional business as discussed above. The other operating expense ratio increased to 2.7% for the 2004 second quarter, compared to 2.4% for the 2003 second quarter, reflecting additional expenses incurred in 2004 as a result of the continued development of the reinsurance division’s operating platform.

The insurance division’s underwriting income was $36.9 million for the 2004 second quarter, compared to $15.1 million for the 2003 second quarter. The increase in the insurance division’s underwriting profitability in 2004 was primarily due to a higher level of net premiums earned.  In addition, the insurance division’s combined ratio improved to 89.4% for the 2004 second quarter from 92.1% for the 2003 second quarter.

Gross premiums written for the insurance division increased by 22.6% to $465.5 million for the 2004 second quarter, compared to $379.6 million for the 2003 second quarter. Net premiums written for the insurance division increased to $313.4 million for the 2004 second quarter, compared to $236.5 million for the 2003 second quarter. Gross and net premiums written in the 2004 second quarter were higher in most lines of business than in the 2003 second quarter as a result of an increase in the number of policies written. Net premiums earned for the insurance division increased to $344.5 million for the 2004 second quarter, compared to $191.4 million for the 2003 second quarter.

The insurance division’s loss ratio for the 2004 second quarter was 63.4%, compared to 66.6% for the 2003 second quarter.  The decrease in the 2004 second quarter loss ratio compared to the 2003 second quarter primarily resulted from better experience recorded in property and other short-tail lines.

The acquisition expense ratio for the insurance division is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 10.2% for the 2004 second quarter (net of 1.0 points of policy-related fee income), compared to 9.6% for the 2003 second quarter (net of 1.9 points of policy-related fee income). The insurance division’s other operating expense ratio for the 2004 second quarter was 15.8%, compared to 15.9% for the 2003 second quarter. While aggregate operating expenses were significantly higher for the 2004 second quarter compared to the 2003 second quarter, the operating expense ratio of the insurance division was slightly lower in the 2004 second quarter primarily due to the substantial growth in net premiums earned in the 2004 period.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.04 billion and $1.71 billion at June 30, 2004 and December 31, 2003, respectively. The shares and per share numbers set forth below exclude the effects of stock options and Class B warrants.

	(Unaudited) June 30, 2004		December 31, 2003
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	33,548,012	$36.72	28,200,372	$31.74
Series A convertible preference shares	38,364,972		38,844,665
Total	71,912,984	$28.33	67,045,037	$25.52

(1) Book value per common share at June 30, 2004 and December 31, 2003 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $805.7 million and $815.7 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.